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Exhibit 8.1

Allen & Overy LLP Level 32 40 Bank Street Canary Wharf London E14 5NR United Kingdom Tel +44 (0)20 7330 3000 Fax +44 (0)20 7330 9999

Cyclacel Group plc
James Lindsay Place
Dundee Technopole
Dundee DD1 5JJ
United Kingdom

July 14, 2004

Ladies and Gentlemen:

        We have acted as United Kingdom tax counsel to Cyclacel Group plc, a public limited company incorporated under the laws of England and Wales (the "Company"), in connection with the preparation of the registration statement on Form F-1 (File No. 333-117091) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on July 2, 2004, under the Securities Act of 1933, as amended (the "Act"), as amended by Amendment No. 1 thereto filed on July 14, 2004, as such may be amended or supplemented, of which the prospectus (the "Prospectus") forms a part, relating to the offering of ordinary shares in the form of ordinary shares or American Depositary Shares (the "Shares").

        As United Kingdom tax counsel, we have advised the Company with respect to certain general United Kingdom tax consequences of the proposed issuance of the Shares. This advice is summarised under the heading "Taxation—UK Tax Considerations" (the "Discussion") in the Prospectus. We hereby confirm that the statements set forth in the Discussion represent our opinions as to the matters of law covered by them, subject to the qualifications set forth therein.

        We are aware that we are referred to in the Discussion and under the heading "Legal Matters" in the Prospectus. We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Yours sincerely,

/s/ ALLEN & OVERY LLP

ALLEN & OVERY LLP

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Law Society of England and Wales. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One New Change, London EC4M 9QQ and at the above address. Any reference to a partner in relation to Allen & Overy LLP means a member, consultant or employee of Allen & Overy LLP.

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  Exhibit 8.1